STRATSSM Trust for News Corporation Securities, Series 2006-4 8-K

Exhibit 99.1

One Federal Street

3rd Floor

Boston, MA 02170

CONDITIONAL NOTICE OF CALL WARRANT EXERCISE ON

UNDERLYING SECURITIES:

STRATS (SM) Trust for News Corporation Securities, Series 2006-4

Class A-1 CUSIP Number: 863117206*

Class A-2 CUSIP Number: 863117AA5*

(NYSE Listing GJV)

Please forward this notice to all beneficial holders.

U.S. Bank Trust National Association serves as trustee (the “Trustee”) for the above-referenced Trust (the “Trust”) formed pursuant to the terms of the Base Trust Agreement dated as of September 8, 2006 as supplemented by the STRATS(SM) Certificates Series Supplement 2006-4, dated as of September 8, 2006 (collectively, the “Trust Agreement”), each by and between Synthetic Fixed-Income Securities, Inc., (the “Trustor”) and the Trustee. Capitalized terms used herein have the meanings set forth in the Trust Agreement. The assets of the Trust include the following securities (the “Underlying Securities”):

$33,000,000 principal amount 7.90% corporate bonds due 2095, CUSIP No. 90131HBS3, issued by News America Holdings Incorporated

The Warrantholder has given notice to the Trustee that the Warrantholder is exercising 1 Call Warrant for the purchase of $500,000.00 of the Underlying Securities held by the Trust, and agrees to make payment equal to the Warrant Exercise Purchase Price for the Underlying Securities being purchased pursuant to the exercise of the Call Warrants, which includes accrued and unpaid interest to and including the Warrant Exercise Date, determined to be Monday, October 7, 2019 (the “Warrant Exercise Date” or “Redemption Date”).

THE EXERCISE OF THE CALL WARRANTS IS CONDITIONAL UPON RECEIPT BY THE TRUSTEE OF THE WARRANT EXERCISE PURCHASE PRICE ON THE WARRANT EXERCISE DATE. THERE CAN BE NO ASSURANCE THAT THE CALL WARRANTS WILL IN FACT BE EXERCISED ON THE WARRANT EXERCISE DATE.

If the Trustee receives the Warrant Exercise Purchase Price by 11:00 a.m. (New York City time) on the Redemption Date, then (i) the Class A-1 Certificates issued by the Trust will be redeemed in part on the Redemption Date at a price of 100% of the Stated Amount of the Class A-1 Certificates to be redeemed plus accrued and unpaid interest to and including the Redemption Date (a total redemption price of $0.378787 per Class A-1 Certificate to be redeemed of principal and $.00928 represents accrued but unpaid interest) and (ii) the Class A-2 Certificates will be partially redeemed on the Redemption Date by payment of accrued and unpaid interest on the Notional Amount of the Class A-2 Certificates to be redeemed to the date of redemption, plus the Make Whole Amount (a total redemption price of $1.7693945 per thousand). If the Trustee does not receive the Warrant Exercise Purchase Price, then (i) the Certificates issued by the Trust will not be partially redeemed and will continue to accrue distributions as if no exercise notice had been given and (ii) the Call Warrant Holder may elect to deliver a conditional notice of exercise in the future.

U.S. Bank Trust National Association, as Trustee

Dated: September 30, 2019

cc:	Standard & Poor’s Rating Services
New York Stock Exchange
Synthetic Fixed-Income Securities, Inc.

*U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in this notice. It is included solely for the convenience of the holders.